                                                                    EXHIBIT 99.3



FOR IMMEDIATE RELEASE


                           RAMSAY YOUTH SERVICES, INC.
                         ANNOUNCES THIRD QUARTER RESULTS


CORAL GABLES, FLORIDA, NOVEMBER 8, 2002 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) today announced results for the third quarter ended September 30, 2002. The Company reported total revenues of $36,323,000 as compared to total revenues of $33,638,000 for the same period of the prior year. Reported net income for the third quarter was $1,262,000, or $0.11 per fully diluted share, as compared to net income of $1,078,000, or $0.10 per fully diluted share in the same quarter of the prior year. As a result of the reversal of the deferred tax valuation allowance in the second quarter of 2002, the Company's effective tax rate increased to 37.7% during the current quarter, as compared to an effective tax rate of 13.7% in the same quarter of the prior year. This change in the effective tax rate reduced net income for the quarter by $486,000, or $0.04 per fully diluted share.

For the nine months ended September 30, 2002, the Company reported total revenues of $108,863,000, as compared to total revenues of $99,267,000 for the same period of the prior year. Reported net income for the nine month period was $12,093,000, or $1.06 per fully diluted share as compared to net income of $2,258,000, or $0.23 per fully diluted share in the same period of the prior year. The results for the current nine month period were positively impacted by the reversal of a deferred tax asset valuation allowance in June 2002. This reversal of deferred tax asset valuation allowance, net of the amortization of deferred tax assets, increased net income during the current period by $6,708,000, or $0.59 per fully diluted share.

Commenting on the results, Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc., stated, "We are extremely pleased with our performance in the quarter and nine month period. The results reflect the on-going demand for our services and our continued success in growing the specialized treatment areas of our business."

Ramsay Youth Services, Inc. is a leading provider and manager of mental health, substance abuse and behavioral health programs and services in residential and non-residential settings in eleven states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information, specifically the Risk Factors section in the Company's Form 10K for the year ended December 31, 2001.

                                  Tables Follow
                                      ###



Contact:    Isa Diaz
            Executive Vice President Corporate Relations
            (305) 569-4626

                  RAMSAY YOUTH SERVICES, INC. AND SUBSIDIARIES
                                OPERATING RESULTS




                                                                                QUARTER ENDED SEPTEMBER 30,
                                                               --------------------------------------------------------------
                                                                            2002                                2001
                                                               -------------------------         ----------------------------
Revenues                                                       $36,323,000         100.0%        $33,638,000            100.0%

Operating expenses:
   Salaries, wages and benefits                                 22,671,000          62.4%         21,283,000             63.3%
   Other operating expenses                                      9,971,000          27.4%          9,457,000             28.1%
   Provision for doubtful accounts                                 401,000           1.1%            264,000              0.8%
   Depreciation and amortization                                   679,000           1.9%            639,000              1.9%
                                                               -----------          ----         -----------            -----
Total operating expenses                                        33,722,000          92.8%         31,643,000             94.1%
                                                               -----------          ----         -----------            -----
Income from operations                                           2,601,000           7.2%          1,995,000              5.9%

Non-operating expenses:
   Interest and other financing charges, net                       576,000           1.6%            746,000              2.2%
                                                               -----------          ----         -----------            -----
      Total non-operating expenses, net                            576,000           1.6%            746,000              2.2%


Income before income taxes                                       2,025,000           5.6%          1,249,000              3.7%

(Benefit) provision for income taxes                               763,000           2.1%            171,000              0.5%
                                                               -----------          ----         -----------            -----

 Net income                                                    $ 1,262,000           3.5%        $ 1,078,000              3.2%
                                                               ===========           ===         ===========              ===


Income per common share:
   Basic                                                       $      0.14                       $      0.12
                                                               ===========                       ===========
   Diluted                                                     $      0.11                       $      0.10
                                                               ===========                       ===========

Weighted average number of common shares outstanding:
   Basic                                                         9,279,000                         9,056,000
                                                               ===========                       ===========
   Diluted                                                      11,493,000                        11,059,000
                                                               ===========                       ===========

                  RAMSAY YOUTH SERVICES, INC. AND SUBSIDIARIES
                                OPERATING RESULTS




                                                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                                               ---------------------------------------------------------------
                                                                            2002                                2001
                                                               ----------------------------          -------------------------

Revenues                                                       $ 108,863,000          100.0%         $  99,267,000        100.0%

Operating expenses:
   Salaries, wages and benefits                                   67,706,000           62.2%            61,846,000         62.3%
   Other operating expenses                                       29,516,000           27.1%            28,087,000         28.3%
   Provision for doubtful accounts                                 1,839,000            1.7%             2,183,000          2.2%
   Depreciation and amortization                                   1,928,000            1.8%             1,824,000          1.8%
   Asset impairment charges                                          125,000            0.1%                    --          0.0%
                                                               -------------          -----          -------------        -----
Total operating expenses                                         101,114,000           92.9%            93,940,000         94.6%
                                                               -------------          -----          -------------        -----

Income from operations                                             7,749,000            7.1%             5,327,000          5.4%

Non-operating expenses:
   Interest and other financing charges, net                       1,871,000            1.7%             2,597,000          2.6%
                                                               -------------          -----          -------------        -----
      Total non-operating expenses, net                            1,871,000            1.7%             2,597,000          2.6%


Income before income taxes                                         5,878,000            5.4%             2,730,000          2.8%

(Benefit) provision for income taxes                              (6,215,000)          (5.7%)              472,000          0.5%
                                                               -------------          -----          -------------        -----

 Net income                                                    $  12,093,000           11.1%         $   2,258,000          2.3%
                                                               =============          =====          =============        =====


Income per common share:
   Basic                                                       $        1.30                         $        0.25
                                                               =============                         =============
   Diluted                                                     $        1.06                         $        0.23
                                                               =============                         =============

Weighted average number of common shares outstanding:
   Basic                                                           9,272,000                             8,977,000
                                                               =============                         =============
   Diluted                                                        11,444,000                             9,977,000
                                                               =============                         =============
